Exhibit 99.45

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of November 10, 2015 by and among

1.	SouFun Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Listco”);

2.	Karistone Limited, a company incorporated under the laws of the British Virgin Islands (the “Borrower”); and

3.	IDG-Accel China Capital L.P., an exempted limited partnership formed under the laws of the Cayman Islands (the “Lender”).

The Borrower and the Lender shall be hereinafter referred to as, collectively, the “Right Holders,” and each, a “Right Holder.” Listco and the Right Holders shall be hereinafter referred to collectively as the “Parties” and each a “Party.”

WHEREAS, Listco and the Lender entered into a subscription agreement as of November 9, 2015 for the subscription by the Lender of 456,806 Shares;

WHEREAS, Listco and the Borrower entered into a subscription agreement dated as of November 9, 2015 for the subscription by the Borrower of 926,461 Shares;

WHEREAS, the Borrower and the Lender entered into a note purchase agreement dated as of November 9, 2015 (the “Note Purchase Agreement”), under which the Borrower has agreed to issue and sell to the Lender, and the Lender has agreed to purchase from the Borrower, upon the terms and conditions hereinafter provided, certain senior secured note in the amount of US$5,756,430, and the Borrower agrees to pledge all the SouFun Purchased Shares to the Lender as security for such note, in each case subject to the terms set out in the applicable agreement; and

WHEREAS, the Parties desire to enter into this Agreement to govern certain of their rights, duties and obligations in connection with the transactions contemplated by the subscription agreements referenced above and other transactions in relation thereto or in relation to the related financing and security arrangements.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows.

1.        Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreement. In addition to terms defined elsewhere herein, the following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“2010 RRA” means the Registration Rights Agreement dated 13 August 2010 by and among Listco and General Atlantic Mauritius Limited, Hunt 7-B Guernsey L.P. Inc., Hunt 6-A Guernsey L.P. Inc. and Hunt 7-A Guernsey L.P. Inc..

“2010 RRA Parties” means each of General Atlantic Mauritius Limited, Hunt 7-B Guernsey L.P. Inc., Hunt 6-A Guernsey L.P. Inc. and Hunt 7-A Guernsey L.P. Inc., and each of their respective successors and assigns.

“2014 RRA” means the Registration Rights Agreement dated 11 April 2014 by and among Listco, Tianquan Mo, Next Decade Investments Limited, Media Partner Technology Limited, Digital Link Investments Limited, Shan Li, IDG-Accel China Capital L.P. and DG-Accel China Capital Investors L.P.

“2014 Shareholder” shall have the meaning ascribed to the term “Shareholder” in the 2014 RRA.

“F-3 Initiating Holder” and “F-3 Initiating Holders” shall have the meanings ascribed to such terms in the 2010 RRA.

“Filing Date” means, with respect to the Registration Statement, the date on which the Registration Statement is first filed with the SEC.

“Holder” means any Person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities, including without limitation any pledgee of such Registrable Securities.

“Initiating Holder” and “Initiating Holders” shall have the meanings ascribed to such terms in the 2010 RRA.

“Prospectus” shall mean the prospectus included, or deemed part of and included, in the Registration Statement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the prospectus, including post−effective amendments and all material incorporated by reference in such prospectus.

“Register”, “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the becoming, declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” means (a) all Shares and ADS held by the Right Holders (including the SouFun Purchased Shares); and (b) any other securities issued or issuable with respect to or in exchange for the foregoing in (a), including shares issued in replacement therefor, whether upon any stock split, stock dividend, recapitalization, subdivision or similar event or otherwise.

“Registration Expenses” shall mean all expenses incurred by Listco in complying with Section 2 and 3 hereof, as applicable, including, without limitation, all registration and filing fees, listing fees of NYSE, printing expenses, fees and disbursements of accountants for Listco, fees and disbursements of all counsel for Listco involved in the registration, and reasonable fees and disbursements of counsel of each Right Holder.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“SEC” shall mean the United States Securities and Exchange Commission.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Section 3 hereof.

“Shares” means Class A ordinary shares of Listco, par value HK$1.00 per share.

“SouFun Securities Account” shall mean the SouFun Securities Account as defined in the Note Purchase Agreement.

2.	Form F-3 Registration.

(a)          Listco represents and warrants to each Right Holder as of the date hereof and as of the Filing Date that Listco meets the requirements for use of Form F-3 under the Securities Act and Listco is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

(b)          To the extent permitted under applicable Law, as soon as practicable after the Closing but in any event no later than 45 days thereof (or such later period agreed to by each Right Holder), Listco shall take all necessary actions as reasonably required by any Right Holder to prepare and file a registration statement on Form F-3 (together with any supplements or amendments thereto, including all necessary documents and information incorporated or to be incorporated by reference therein, the “Registration Statement”) covering the offering and sale of the Registrable Securities pursuant to Rule 415 under the Securities Act and Listco shall use commercially reasonable efforts to cause such Registration Statement to become effective or declared effective (the “Registration”) by the SEC as soon as possible after such filing. In addition, promptly after the offering and sale of the Registrable Securities pursuant to the Registration Statement (to the extent that any Right Holder decides to sell any Registrable Securities pursuant to the Note Purchase Agreement), Listco shall file the Prospectus to be used for such offering and sale as required by and in accordance with Rule 424 under the Securities Act.

(c)          Such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to each Right Holder and its respective counsel at a reasonable time prior to its filing or other submission and shall not be filed or submitted in a form to which any Right Holder and its respective counsel reasonably objects.

(d)          Listco shall notify each Right Holder by facsimile or email as promptly as practicable, and in any event, within 1 Business Day, after any such Registration Statement becomes or is declared effective.

(e)          Each of Listco and the Lender shall bear 50 per cent. of the Registration Expenses incurred in connection with the Registration.

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(f)          The Lender shall be entitled to select and obtain an investment banking firm or firms of international reputation to act as the managing underwriters of the offering (the “Approved Underwriter”); provided, however, that the Approved Underwriter(s) selected by the Lender shall, in all cases, be subject to the consent of Listco, which consent shall not be unreasonably withheld. Listco shall enter into such customary agreements for underwritten secondary offerings and take all such actions and deliver or cause to be delivered such other documents and instruments reasonably requested by any Right Holder or the lead underwriter in any secondary underwritten offering in order to expedite or facilitate the disposition of the Registrable Securities; provided that, the fees and expenses to be incurred in connection with an underwritten offering of (i) the Registrable Securities and (ii) certain other securities of Listco (if any) shall be borne on a pro rata basis in proportion to the aggregate number of securities being sold by each seller participating the such underwritten offering.

3.	Piggyback Registrations

(a)          Registration.  Listco shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of Listco (i) by Listco for its own account (other than a registration statement on Form F-4, S-4 or S-8 or any successor thereto) or (ii) for the account of any shareholder of Listco (including without limitation an Initiating Holder pursuant to Section 3 of the 2010 RRA, a 2014 Shareholder pursuant to Clause 2.3 of the 2014 RRA or a Right Holder pursuant to Section 2 of this Agreement, but excluding for the account of an F-3 Initiating Holder, which shall be governed exclusively by Section 2 of this Agreement) (an “Incidental Registration”), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from Listco, so notify Listco in writing, and in such notice shall inform Listco of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Listco, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Listco with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(b)          Underwriting.  If a registration statement under which Listco gives notice under Section 3(b) above is for an underwritten offering, then Listco shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by Listco for such underwriting.  Notwithstanding any other provision of this Agreement, in the case of an offering by Listco for its own account or for the account of any shareholder of Listco (other than for any Initiating Holders or 2014 Shareholder in connection with a demand registration pursuant to Section 3 of the 2010 RRA or Clause 2.3 of the 2014 RRA (as applicable) or an F-3 Initiating Holder or 2014 Shareholder or Right Holder in connection with an F-3 registration pursuant to Section 5 of the 2010 RRA, Clause 2.4 of the 2014 RRA or Section 2 of this Agreement (as applicable), if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to Listco (but only in the case of a Listco initiated Incidental Registration), or the account of the shareholder(s) that initiated the Incidental Registration, as the case may be, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement pursuant to Section 4(a) of the 2010 RRA, Clause 2.2 of the 2014 RRA or this Section 3, on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to Listco (but only in the case of an Incidental Registration initiated by a shareholder of Listco) and to any other holders of other securities of Listco; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below thirty per cent. (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested.  For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Section 3, (i) in the case of a demand registration pursuant to Section 3 of the 2010 RRA or Clause 2.3 of the 2014 RRA, to the extent that there is any cutback in the number of shares sold in such offering, such cutback shall be governed by Section 3(d) of the 2010 RRA or Clause 2.3 of the 2014 RRA (as applicable) and (ii) in the case of an F-3 registration pursuant to Section 5 of the 2010 RRA or Clause 2.4 of the 2014 RRA, to the extent that there is any cutback in the number of shares sold in such offering, such cutback shall be governed by Section 5(b) of the 2010 RRA or Clause 2.4 of the 2014 RRA (as applicable).  If any Holder disapproves the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Listco and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For purposes of this Section 3, for any Holder that is a partnership, corporation or limited liability company, the partners, retired partners, members and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be single Holder, and any pro rata reduction with respect to such Holder shall be based on the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(c)          Withdrawal.  Listco shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d)          Expenses. Listco shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 3. Each Holder participating in a registration under this Section 3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of Listco) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

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4.         Conversion into ADS. To the extent permitted under applicable Law, for so long as the Registration Statement remains effective or if any sales of the Registrable Securities in the form of ADS are contemplated in reliance on Rule 144 under the Securities Act and if so directed by any Right Holder (to the extent that the Lender decides to convert any Registrable Securities in to ADS pursuant to the Note Purchase Agreement), Listco shall take all necessary actions as reasonably required by any Right Holder to procure the prompt conversion of the Registrable Securities into ADS (including, without limitation, instructing its share registrar and transfer agent to effect necessary transactions and provide necessary documents as required by the ADS depositary and delivering legal opinions to be issued by its US counsel as required by the ADS depositary for purposes of such conversion; provided that, for any sales in reliance on Rule 144, such Right Holder shall deliver to Listco such forms including a Form 144 and such certificates, representations and legal opinions of counsel for such Right Holder in each case which are customary for a Rule 144 sale, and given by a seller, of securities of a similar type in the United States and for Listco and its counsel to rely on in connection with the conversion of the Registrable Securities into ADS and delivery to the ADS depository), and deposit such ADS into the SouFun Securities Account within 3 days of such direction.

5.	Suspension.

Subject to (i) below, in the event:

(a)          of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus or for additional information so that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or otherwise fail to comply with the applicable rules and regulations of the federal securities laws;

(b)          of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(c)          of the receipt by Listco of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, provided that, considering the advice of its counsel, Listco reasonably believes that it must qualify in such jurisdiction;

(d)          of any event or circumstance that, considering the advice of its counsel, Listco reasonably believes necessitates the making of any changes in the Registration Statement or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of a related prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(e)          that Listco reasonably believes, considering the advice of its counsel, that Listco may, in the absence of a suspension described hereunder, be required under state or federal securities laws to disclose any corporate development, the disclosure of which could reasonably be expected to have a material adverse effect upon Listco, its stockholders, a potentially material transaction or event involving Listco, or any negotiations, discussions or proposals directly relating thereto,

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then Listco shall deliver a certificate in writing (the “Suspension Notice”) to each Right Holder to the effect of the foregoing (but in no event, without the prior written consent of any Right Holder, shall Listco disclose to such Right Holder any of the facts or circumstances regarding any material nonpublic information) and, upon receipt of such Suspension Notice, no Right Holder will sell any Registrable Securities pursuant to the Registration Statement (a “Suspension”) until its receipt of copies of a supplemented or amended prospectus prepared and filed by Listco or until it is advised in writing by Listco that the current prospectus may be used and it has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus.

i.	Notwithstanding the foregoing, Listco shall not suspend any Registration Statement or related prospectus for more than 45 consecutive days or for a total of more than 90 consecutive days in any 12 month period (each a “Permitted Suspension” and together the “Permitted Suspensions”).

ii.	Listco will use commercially reasonable efforts to terminate a Suspension as promptly as practicable after delivery of a Suspension Notice to each Right Holder.

6.	Listco’s Obligations.

(a)               Listco will use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto Listco will:

i.	use its commercially reasonable efforts to cause the Registration Statement to become effective and to remain continuously effective, provided, however, that Listco shall not be required to update the Registration Statement with more recent financial statements other than timely filing its annual report on Form 20-F unless and until the offering and sale of the Registrable Securities occurs, in which case Listco shall file the Prospectus with updated financial statements (if needed) to be used for such offering and sale as required by and in accordance with Rule 424 under the Securities Act;

ii.	prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and such supplements to the Prospectus as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby; provided, however, that Listco shall not be required to update the Registration Statement with more recent financial statements other than timely filing its annual report on Form 20-F unless and until the offering and sale of the Registrable Securities occurs, in which case Listco shall file the Prospectus with updated financial statements (if needed) to be used for such offering and sale as required by and in accordance with Rule 424 under the Securities Act;

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iii.	provide copies to and permit counsel designated by each Right Holder to review the Registration Statement and any amendments or supplements thereto and any comments made by the staff of the SEC and Listco’s responses thereto a reasonable period of time prior to its filing with the SEC or its receipt from the SEC as applicable and shall duly consider comments made by such counsel thereon;

iv.	furnish to each Right Holder and its respective legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by Listco (but not later than 2 Business Days after the Filing Date, receipt date or sending date, as the case may be) one (1) copy of the Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of Listco to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which Listco has sought confidential treatment), and (ii) an electronic copy of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as any Right Holder may reasonably request in connection with the disposition of the Registrable Securities owned by such Right Holder that are covered by the Registration Statement;

v.	use its commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and (ii) if such order is issued, obtain the withdrawal of any such order at the earliest practicable time and to notify each Right Holder of the issuance of such an order and the resolution thereof;

vi.	prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with each Right Holder and its respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by any Right Holder and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that Listco shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section, (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section, or (iii) file a general consent to service of process in any such jurisdiction;

vii.	use its commercially reasonable efforts to cause the ADS represented by all Registrable Securities covered by the Registration Statement to be listed on NYSE;

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viii.	as soon as reasonably practicable notify each Right Holder, at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such holder, as soon as practicable, and subject to Listco’s right to delay or refrain from filing as contemplated herein, prepare and furnish to such holder an electronic copy of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

ix.	otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder;

x.	hold in confidence and not make any disclosure of information concerning any Right Holder provided to Listco if at the time such information is provided Listco is notified of the confidential nature of such information unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in the Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement, or (v) such Right Holder consents to the form and content of any such disclosure, which consent shall not be unreasonably withheld or delayed. Listco shall, upon learning that disclosure of any information concerning any Right Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, to the fullest extent permitted under applicable law give prompt notice to such Right Holder;

xi.	provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement;

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xii.	if, following the Registration, any Right Holder believes, after consultation with its counsel, that it could reasonably be deemed to be an underwriter of Registrable Securities, or if any Right Holder intends to distribute the Registrable Securities covered by means of an underwriting, at the request of such Right Holder, Listco shall (i) cause to be prepared and shall furnish to such Right Holder or underwriters, on the date of the effectiveness of a Registration Statement and thereafter from time to time on such date as such Right Holder or underwriter may reasonably request (A) a customary “comfort letter”, dated as of such date, from Listco’s independent certified public accountants to underwriters in an underwritten public offering, addressed to such Right Holder or underwriters, and (B) an opinion, dated as of such date, of legal counsel representing Listco for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to such Right Holder or underwriters, (ii) make available to such Right Holder or underwriters, their legal counsel and one firm of accountants or other agents retained by such Right Holder or underwriters (collectively, the “Inspectors”) during regular business hours and upon reasonable written notice, all pertinent financial and other records, and pertinent corporate documents and properties of Listco (collectively, the “Records”), as shall be reasonably deemed necessary or appropriate by each Inspector, and cause Listco’s officers, directors and employees to supply all information which any Inspector may reasonably request and which is customarily supplied in an underwritten public offering; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to such Right Holder or underwriters and the other Inspectors) or use of any Record or other information which Listco determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (x) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Registration Statement or is otherwise required under the Securities Act, (y) ordered by a court of competent jurisdiction or (z) the information in such Records has been made generally available to the public other than by disclosure in violation of this Agreement, and (iii) in the event of an underwritten offering, enter into an underwriting agreement in customary form with the representative of the underwriter. Nothing herein (or in any other confidentiality agreement between Listco and such Right Holder shall be deemed to limit such Right Holder’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations; and

xiii.	if requested by any Right Holder, Listco shall, as soon as practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as such Right Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, (ii) make all required filings of such prospectus supplement or post-effective amendment and (iii) supplement or make amendments to the Registration Statement if reasonably requested by such Right Holder; and

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(b)          Conversion to Registration Statement on Form F-1.

Subject to Section 5, in the event that notwithstanding that Listco shall have satisfied its obligations under this Agreement, (i) the Registration Statement on Form F-3 shall not have become effective or been declared effective by the SEC within the time prescribed under Section 2(a) or (ii) the Registration Statement on Form F-3 shall have ceased to be effective at any time, from and including the day immediately following (x) the expiration of the time prescribed under Section 2(a) (in the case of (i)) or (y) the date such Registration Statement on Form F-3 has ceased to be effective (in the case of (ii)), Listco shall be required to perform its obligations under this Agreement as if all references to “Form F-3” shall be replaced by “Form F-1”, and “Closing” shall be deemed to mean such day.

7.        Indemnification

(a)          Listco agrees to indemnify and hold harmless each Right Holder and its respective directors, managers, officers, employees, stockholders, members, and each Person who controls such Right Holder (within the meaning of the Securities Act) against any losses, claims, damages, judgments, amounts paid in settlement, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from or which arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”) or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement or contained in the final prospectus (as amended or supplemented) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading (any of the foregoing, a “Violation”), and will reimburse each Right Holder and its respective directors, managers, members, officers, employees, stockholders or controlling Persons for any legal and other expenses reasonably incurred as such expenses are reasonably incurred by such Person in connection with investigating, defending, settling, compromising or paying any such Violation; provided, however, that Listco will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon such Right Holder’s fraud or willful misconduct or an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such Right Holder specifically for use in such Registration Statement or Prospectus or any other offering document.

(b)          In connection with the Registration Statement and the Prospectus based on which any Right Holder offers and sells any Registrable Securities, such Right Holder shall promptly furnish to Listco in writing such information with respect to such Right Holder as Listco may reasonably request or as may be required by law for use in connection with the Registration Statement and the Prospectus and all information required to be disclosed in order to make the information previously furnished to Listco by such Right Holder not materially misleading or necessary to cause the Registration Statement and the Prospectus not to omit a material fact with respect to such Right Holder necessary in order to make the statements therein not misleading.

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(c)          Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, or (B) the indemnifying party shall have failed to assume the defense of such claim within 5 Business Days after written notice thereof and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, considering the advice of counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one additional firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d)          If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of any Right Holder be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Right Holder in connection with any claim relating to this Section and the amount of any damages such Right Holder has otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission) received by such Right Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such contribution obligation.

8.        Confidentiality

(a)          Each Party shall keep confidential any non-public material or information with respect to the business operations, financial conditions, and other aspects of any other Party which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving party, (b) in the public domain through no fault of such receiving party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the disclosing party or the disclosing party’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to such disclosing party or (d) developed independently by the receiving party without reference to confidential information of the disclosing party. No Party shall disclose such Confidential Information to any third party. Any Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.

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(b)          Notwithstanding any other provisions in this Section 8, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the Parties, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange and if reasonably practicable, inform the other Parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

(c)          Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of this Agreement; provided that, such Party shall ensure such Persons strictly abide by the confidentiality obligations hereunder.

(d)          The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the disclosing party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the disclosing party.

9.       Governing Law This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.     Arbitration

(a)          Any dispute, controversy, difference or claim arising out of or relating to this letter agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

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(b)          The law of this arbitration clause shall be Hong Kong law.

(c)          The seat of arbitration shall be Hong Kong.

(d)          The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English.

(e)          It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

11.      Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

12.     Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

13.      Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; or (d) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Listco:

SouFun Holdings Limited
Address:	F9M, Building 5, Zone 4, Hanwei International Plaza, No. 186 South 4th Ring Road, Fengtai District, Beijing 100160, The People’s Republic of China
Telephone:	+86-10-5631 8000
Email:	vincentmo@soufun.com
Facsimile:	+86-10-5631 8010
Attention:	Mr. Vincent Mo

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with a copy (for informational purposes only) to:

Wilson Sonsini Goodrich & Rosati
Address:	Unit 2901, 29F, Tower C, Beijing Yintai Centre, Chaoyang District, Beijing 100022, The People’s Republic of China
Telephone:	+86-10-6529-8300
Email:	douyang@wsgr.com
Facsimile:	+86-10-6529-8399
Attention:	Ms. Dan Ouyang, Esq.

If to the Borrower:

Address:	Building 5, Zone 4, Hanwei International Plaza, No.186, South 4th Ring West Road, Fengtai District, Beijing, 100160, P.R.China
Attention:	Mr. Vincent Tianquan Mo
Facsimile:	86-10-56318710

If to the Lender:

IDG-Accel China Capital L.P.
Address:	Unit 5505, 55th Floor, the Center, 99 Queen’s Road, Hong Kong
Email:	Simon_ho@idgvc.mo
Facsimile:	(852) 2529 1016
Attention:	Chi Sing Ho

with a copy (for informational purposes only) to:

Davis Polk & Wardwell LLP
Address:	2201 China World Office 2, 1 Jian Guo Men Wai Avenue
Chao Yang District, Beijing, P. R. China
Email:	howard.zhang@davispolk.com
Telephone:	(86) 10 8567 5002
Attention:	Howard Zhang

A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 13 by giving the other Parties written notice of the new address in the manner set forth above.

14.        Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.

15.        Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

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16.       Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

17.       Specific Performance. The Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the representations or warranties in this Agreement are not true or accurate or are misleading in any respects or any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

18.       Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the Parties. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 18 shall be binding upon the Parties and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by any other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

19.       Duration and Termination. Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the earlier of:

(a)          each Right Holder agrees in writing to terminate this Agreement; and

(b)          an effective resolution is passed or a binding order is made for the winding-up of Listco other than to effect a scheme of reconstruction or amalgamation,

provided that this Agreement shall cease to have effect when each Right Holder ceases to hold any Shares or ADS save for any of its provisions which are expressed to continue in force after termination.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOUFUN HOLDINGS LIMITED

By:	/s/ Tianquan Mo
	Name:	Vincent Tianquan Mo
	Title:	Executive Chairman

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KARISTONE LIMITED

By:	/s/ Tianquan Mo
	Name:	Vincent Tianquan Mo
	Title:	Director

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IDG-ACCEL CHINA CAPITAL L.P.

By:	IDG-Accel China Capital Associates L.P.,
its General Partner

By:	IDG-Accel China Capital GP Associates Ltd.,
its General Partner

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

[Signature Page to Registration Rights Agreement]